UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2008

KINDRED HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14057	61-1323993
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

680 South Fourth Street

Louisville, Kentucky

(Address of principal executive offices)

40202-2412

(Zip Code)

Registrant’s telephone number, including area code: (502) 596-7300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On March 17, 2008, Kindred Healthcare, Inc. (the “Company”) issued a press release announcing that effective March 1, 2008, the Board of Directors of the Company appointed Frank J. Battafarano as Chief Operating Officer.

Prior to his appointment as the Company’s Chief Operating Officer, Mr. Battafarano, age 57, served as the Company’s Executive Vice President since February 2005 and as President, Hospital Division since November 1998. Mr. Battafarano served as the Company’s Vice President of Operations from April 1998 to November 1998. Mr. Battafarano held the same position with the Company’s predecessor from February 1998 to April 1998. From May 1996 to January 1998, Mr. Battafarano served as Senior Vice President of the central regional office of the Company’s predecessor. From January 1992 to April 1996, Mr. Battafarano served as an executive director and hospital administrator for the Company’s predecessor.

The Company entered into an employment agreement with Mr. Battafarano in connection with his appointment as the Company’s Chief Operating Officer. The agreement has a three-year term. The agreement provides that Mr. Battafarano is entitled to an annual base salary of $650,000. The agreement also provides that Mr. Battafarano is entitled to participate in the Company’s short-term incentive plan with a full-year target bonus of 75% of base salary, the Company’s long-term incentive plan with a full-year target bonus of 45% of base salary, the Company’s equity-based plans and other employee benefit plans.

Under certain circumstances, Mr. Battafarano’s employment agreement also provides for severance payments if his employment is terminated. If his employment is terminated by reason of death or disability, Mr. Battafarano is entitled to a prorated portion of his short-term bonus and his long-term incentive plan bonus. If Mr. Battafarano’s employment is terminated for cause, no additional payments are made under the employment agreement. If his employment is subject to termination for good reason (as defined in his agreement) or other than for cause (collectively, an “Involuntary Termination”), certain levels of severance payments are provided under the employment agreement.

Upon an Involuntary Termination, Mr. Battafarano’s employment agreement provides for a cash payment equal to (i) his base salary he would have received during the remainder of the term of the agreement had he remained an employee of the Company and (ii) his short-term target bonus for each full calendar year completed during the remainder of the term of the agreement.

In addition, Mr. Battafarano is entitled to certain further severance benefits based upon the timing of an Involuntary Termination. If the Involuntary Termination occurs during the first two years of the term of the agreement, he would be entitled to (i) coverage under the Company’s employee benefit plans for the remainder of the term of the agreement, and (ii) additional vesting of restricted stock awards and stock options, and the right to exercise such options, for the remainder of the term of the agreement. If the Involuntary Termination occurs after the first two years of the term of the agreement, he would be entitled to (i) coverage under the Company’s employee benefit plans for an additional 38 months, (ii) 36 months of additional vesting of restricted stock awards and stock options and an additional 36 months in which to exercise such options, and (iii) a cash payment equal to his long-term target bonus for calendar year 2010.

If Mr. Battafarano completes the full term of the agreement, he is entitled to 36 months of additional vesting of restricted stock awards and stock options and an additional 36 months in which to exercise such options. In addition, he would be entitled to coverage under the Company’s employee benefit plans for an additional 38 months.

In connection with his appointment as the Company’s Chief Operating Officer, the Company awarded Mr. Battafarano (i) 20,000 restricted shares of the Company’s common stock, par value $0.25 per share, vesting in equal annual installments over three years, (ii) 15,000 performance units vesting in equal annual installments over three years, and (iii) 15,000 employee stock options vesting over three years.

A copy of the press release issued by the Company related to Mr. Battafarano’s appointment as the Company’s Chief Operating Officer is attached hereto as Exhibit 99.1.

A copy of Mr. Battafarano’s Employment Agreement is attached hereto as Exhibit 10.1.

Item 7.01.	Regulation FD Disclosure.

Incorporated by reference is a press release issued by the Company on March 17, 2008 which is attached hereto as Exhibit 99.1 This information is being furnished under Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of such section.

Item 9.01.

(d)	Exhibits

Exhibit 10.1	Employment Agreement dated as of March 1, 2008 by and between Kindred Healthcare Operating, Inc. and Frank J. Battafarano.

Exhibit 10.2	Employment Agreement dated as of March 1, 2008 by and between Kindred Healthcare Operating, Inc. and Benjamin A. Breier.

Exhibit 99.1	Press release dated March 17, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: March 17, 2008	By:	/s/ Richard A. Lechleiter
Richard A. Lechleiter
Executive Vice President and Chief Financial Officer